Exhibit 99.1


National Beverage Corp.'s Winter Quarter Produces 'Hot' . . . Results

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 14, 2007--National Beverage Corp. (AMEX:FIZ) today reported financial results for its third quarter ended January 27, 2007.

    Compared to the third quarter of the prior year:

    --  Revenues increased 7% to $117.1 million; and

    --  Earnings per Share improved 33% to $.08.

    For the nine months ended January 27, 2007:

    --  Revenues grew $19.6 million to $403.1 million; and

    --  Earnings per Share increased 11% to $.49.

    "The focus on maximizing growth of our premium products led to achieving record third quarter results during what is typically our weakest period. Strict adherence to our growth plan that concentrates our efforts on the demographics and distribution for our premium beverages produced these superior results," stated Chairman and Chief Executive Officer, Nick A. Caporella.

    "Rip It energy fuel, LaCroix waters and Everfresh juices all posted volume gains that more than offset challenges within the typical carbonated soft drink segment . . . and while the effects of increased selling prices have yet to be determined, we are encouraged by our 'designed' performance," continued Mr. Caporella.

    "Innovation is our mantra . . . products, consumers, distribution and shareholders will certainly benefit from our creative diligence! We believe it's no coincidence that the introduction of our newest 'female' energy beverage 'Chic' and the recent successes of its spokesperson, Olympic Ski Champion Julia Mancuso . . . smack of a winning prophecy," concluded Caporella.

    National Beverage is a UNIQUE BEVERAGE COMPANY that innovates and produces energy drinks, powders, soft drinks, bottled waters, juices and juice products, and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R), Rip It(R) , Rip It Chic(TM) and FREEK(TM).

    Fun, Flavor and Vitality . . . the National Beverage Way


                       National Beverage Corp.
   Consolidated Results for the Three Months and Nine Months Ended
                January 27, 2007 and January 28, 2006
               (in thousands, except per share amounts)


                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       January 27, January 28, January 27, January 28,
                          2007      2006 (a)      2007      2006 (a)
                       ----------- ----------- ----------- -----------

Net Sales                $117,123    $109,587    $403,077    $383,452
                       =========== =========== =========== ===========

Net Income                 $3,034      $2,297     $18,542     $16,554
                       =========== =========== =========== ===========

Net Income Per Share:
     Basic                   $.08        $.06        $.49        $.44
                       =========== =========== =========== ===========
     Diluted                 $.08        $.06        $.48        $.43
                       =========== =========== =========== ===========

Average Common Shares
 Outstanding:
     Basic                 38,143      37,860      38,128      37,728
                       =========== =========== =========== ===========
     Diluted               38,388      38,325      38,384      38,283
                       =========== =========== =========== ===========


(a) January 28, 2006, three-month and nine-month periods included $.02 and $.14, respectively, for the previously disclosed sweetener settlement.


This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.


    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, Office of the Chairman, 954-581-0922